EXHIBIT INDEX

(d)(1) Investment Management Services Agreement, dated March 1, 2006, between Registrant, on behalf of RiverSource Emerging Markets Fund, RiverSource Emerging Markets Bond Fund, RiverSource Global Bond Fund, RiverSource Global Equity Fund, RiverSource Global Technology Fund, and RiverSource Investments, LLC.

(d)(3) The Consent Agreement, dated March 1, 2006, between RiverSource Investments, LLC and Threadneedle International Limited.

(i) Opinion and consent of counsel as to the legality of the securities being registered.